Exhibit 10.1

THIRD AMENDMENT TO LEASE

This Third Amendment to Lease (the “Third Amendment”) is effective as of April 29, 2016 (“Amendment Effective Date”), and is entered into by and between MIDDLEFIELD PARK, a California general partnership (“Landlord”), and DERMIRA, INC., a Delaware corporation (“Tenant”).

RECITALS

A.                                    Landlord and Tenant entered into that certain Lease Agreement dated July 24, 2014 (the “Original Lease”), as amended by that certain First Amendment of Lease dated September 10, 2014 (the “First Amendment”), and that certain Second Amendment to Lease dated December 4, 2015 (the “Second Amendment”), and collectively with the Original Lease, the First Amendment and the Second Amendment, (the “Lease Agreement”), pursuant to which Landlord is leasing to Tenant, and Tenant is leasing from Landlord, certain premises (collectively, the “Premises”) commonly known as: (i) Suite 150, consisting of 18,651 rentable square feet (the “Suite 150 Space”), (ii) Suite 200, consisting of 2,882 rentable square feet (the “Suite 200 Space”), (iii) Suite 210, consisting of 5,140 rentable square feet (the “Suite 210 Space”), and (iv) Suite 50, consisting of 18,519 rentable square feet (the “Suite 50 Space”).  The Premises are located in the building located at 275 Middlefield Road, Menlo Park, California (the “Building”), as more particularly described in the Lease.

B.                                    Tenant now desires to (i) accelerate the Expansion Space Commencement Date as to the Suite 200 Space, the Suite 210 Space, and the Suite 50 Space, and (ii) accelerate the construction of the Suite 50 Space, and Landlord is willing to agree to the foregoing, on the following terms and conditions set forth herein.

AGREEMENT

In consideration of the respective agreements hereinafter set forth, Landlord and Tenant agree as follows:

1.                                      Defined Terms.  All initially capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Lease Agreement.  Notwithstanding the foregoing, all references to the Suite 200/210 Expansion Space, shall hereinafter mean the Suite 200 Space and the Suite 210 Space, as applicable, and all references to the Suite 50 Expansion Space shall mean the Suite 50 Space.

2.                                      Expansion Space Commencement Dates.

2.1                               Suite 200 Commencement Date.  The Expansion Space Commencement Date as to the Suite 200 Space is hereby amended to be the date that is one (1) business day after the current tenant of Suite 200 vacates the Suite 200 Space in a condition acceptable to Landlord (the “Suite 200 Commencement Date”).  The parties anticipate the Suite 200 Commencement Date shall occur on or about May 2, 2016.  All references to the Expansion Space Commencement Date in the Second Amendment as it relates to the Suite 200 Space shall hereinafter mean the Suite 200 Commencement Date as defined in this Third Amendment.  Other than new carpet or interior wall paint, Landlord shall have no obligation to review any improvement plans prepared by Tenant as to the Suite 200 Space until Tenant has elected in writing not to exercise its Termination Option.

2.2                               Suite 210 Commencement Date.  The Expansion Space Commencement Date as to the Suite 210 Space is hereby amended to be the date that is thirty (30)  days after the current tenant of Suite 210 vacates the Suite 210 Space in a condition acceptable to Landlord (the “Suite 210 Commencement Date”).  The parties anticipate the Suite 210 Commencement Date shall occur on or about September 14, 2016.  All references to the Expansion Space Commencement Date in the Second Amendment as it relates to the Suite 210 Space shall hereinafter mean the Suite 210 Commencement Date as defined in this Third Amendment.  Other than new carpet or interior wall paint, Landlord shall have no obligation to review any improvement plans prepared by Tenant as to the Suite 210 Space until Tenant has elected in writing not to exercise its Termination Option.

2.3                               Suite 50 Commencement Date.  The Expansion Space Commencement Date as to the Suite 50 Space is hereby amended to be the date on which Substantial Completion (as defined in Exhibit C attached hereto) of the Suite 50 TI (as defined in Exhibit C attached hereto) occurs (the “Suite 50 Commencement Date”), provided, however in no event shall the Suite 50 Commencement Date occur later than the date that is thirty (30) days after the current tenant of Suite 50 vacates the Suite 50 Space in a condition acceptable to Landlord, subject to delays as set forth in Section 4.1 of Exhibit C.  The parties anticipate the Suite 50 Commencement Date shall occur on or about September 14, 2016.  All references to the Expansion Space Commencement Date in the Second Amendment as it relates to the Suite 50 Space shall hereinafter mean the Suite 50 Commencement Date as defined in this Third Amendment.

2.4                               Confirmation Letter.  At any time after the Suite 200 Commencement Date, the Suite 210 Commencement Date and/or the Suite 50 Commencement Date, Landlord may deliver to Tenant a notice confirming the Suite 200 Commencement Date, the Suite 210 Commencement Date and/or the Suite 50 Commencement Date, as applicable.  Tenant shall execute and return such notice within ten (10) business days after receiving it.

3.                                      Basic Rent.  Paragraphs 4.2 and 4.3 of the Second Amendment are hereby deleted in their entirety, and replaced with the following:

3.1.                            Suite 200 Space Basic Rent.  Beginning on the Suite 200 Commencement Date and continuing throughout the Expansion Space Term, the schedule of Basic Rent for the Suite 200 Space shall be as follows:

Period During Expansion Space Term	Monthly Rate Per Square Foot	Monthly Basic Rent
Suite 200 Commencement Date - November 30, 2017	$5.57	$16,052.74
December 1, 2017 – November 30, 2018	$5.74	$16,542.68
December 1, 2018 – November 30, 2019	$5.91	$17,032.62
December 1, 2019 – November 30, 2020	$6.09	$17,551.38
December 1, 2020 – December 31, 2021	$6.27	$18,070.14

All such Basic Rent shall be payable by Tenant in accordance with the terms of the Lease Agreement.  Landlord and Tenant acknowledge that with respect to the Suite 200 Space, Tenant has prepaid to Landlord the installment of Basic Rent for the first full calendar month of the Expansion Space Term.  Notwithstanding anything to the contrary set forth in this Third Amendment, if Tenant does not exercise Tenant’s Termination Right with respect to the Suite 200 Space, Basic Rent for the Suite 200 Space shall be abated, in the amount of $16,052.74 per month, for three (3) months beginning on December 1, 2016.

3.2                               Suite 210 Space Basic Rent.  Beginning on the Suite 210 Commencement Date and continuing throughout the Expansion Space Term, the schedule of Basic Rent for the Suite 210 Space shall be as follows:

Period During Expansion Space Term	Monthly Rate Per Square Foot	Monthly Basic Rent
Suite 210 Commencement Date - November 30, 2017	$5.57	$28,629.80
December 1, 2017 – November 30, 2018	$5.74	$29,503.60
December 1, 2018 – November 30, 2019	$5.91	$30,377.40
December 1, 2019 – November 30, 2020	$6.09	$31,302.60
December 1, 2020 – December 31, 2021	$6.27	$32,227.80

All such Basic Rent shall be payable by Tenant in accordance with the terms of the Lease Agreement.  Landlord and Tenant acknowledge that with respect to the Suite 210 Space, Tenant has prepaid to Landlord the installment of Basic Rent for the first full calendar month of the Expansion Space Term.  Notwithstanding anything to the contrary set forth in this Third Amendment, if Tenant does not exercise Tenant’s Termination Right with respect to the Suite 210 Space, Basic Rent for the Suite 210 Space shall be abated, in the amount of $28,629.80 per month, for three (3) months beginning on December 1, 2016.

3.3                               Suite 50 Space Basic Rent.  Beginning on the Suite 50 Commencement Date, and continuing throughout the Expansion Space Term, the schedule of Basic Rent for the Suite 50 Space shall be as follows:

Period During Expansion Space Term	Monthly Rate Per Square Foot	Monthly Basic Rent
Suite 50 Commencement Date – November 30, 2017	$4.90	$90,743.10
December 1, 2017 – November 30, 2018	$5.05	$93,520.95
December 1, 2018 – November 30, 2019	$5.20	$96,298.80
December 1, 2019 – November 30, 2020	$5.35	$99,076.65
December 1, 2020 – December 31, 2021	$5.51	$102,039.69

All such Basic Rent shall be payable by Tenant in accordance with the terms of the Lease Agreement.  Landlord and Tenant acknowledge that with respect to the Suite 50 Space, Tenant has prepaid to Landlord the installment of Basic Rent for the first full calendar month for which Basic Rent is payable hereunder (i.e. the fourth (4th) full calendar month of the Expansion Space Term).  Notwithstanding anything to the contrary set forth in this Third Amendment, Basic Rent for the Suite 50 Expansion Space shall be abated, in the amount of $90,743.10 per month, for the first three (3) full calendar months of the Expansion Space Term.

4.                                      Termination Option.  Paragraph 10.1 and 10.2 of the Second Amendment are hereby deleted in their entirety and replaced with the following:

“10.1  Conditions to Termination Right; Grant of Termination Right.  If, on or prior to September 30, 2016, (i) the results from Tenant’s ongoing DRM01 Phase 2b trial or DRM04 Phase 3 trial are negative, and, as a consequence thereof, Tenant will not proceed to the next phase of development for either or both trials, and (ii) Tenant provides Landlord with written notice of the condition listed in (i) above concurrently with its written notice to terminate the Lease (the “Termination Notice”) as to the Suite 200 Space and the Suite 210 Space, Tenant is hereby granted the one-time option to terminate the Lease early (the “Termination Option”) as to both the Suite 200 Space and the Suite 210 Space, effective as of November 30, 2016 (the

“Termination Date”).  If Tenant elects to exercise the Termination Option, Tenant must do so in compliance with the terms and conditions set forth herein.

10.2  Termination Fee.  In the event that Tenant elects to exercise the Termination Option, Tenant shall pay to Landlord a fee (the “Termination Fee”) in the amount equal to the sum of Basic Rent and Tenant’s share of Additional Rent for six (6) months (without any right to abatement).  The Termination Fee shall be paid in six (6) monthly installments beginning on December 1, 2016 (the “Termination Fee Payment Period”).  Notwithstanding the forgoing, in the event Landlord leases the Suite 200 Space and/or the Suite 210 Space after the Termination Date, and Landlord commences collecting rent pursuant to the terms of such new lease for periods applicable to any period falling within the Termination Fee Payment Period, then Tenant shall have no obligation to pay the portion of the Termination Fee applicable to such period.  Landlord shall provide Tenant with written notice if Landlord enters into a lease for either the Suite 200 Space and/or the Suite 210 Space, which notice shall also indicate the Basic Rent payable under such third party lease, if any, for any portion of the term of the third party lease falling within the Termination Fee Payment Period.  If Tenant exercises the Termination Option hereunder, Landlord shall use commercially reasonable efforts to lease the Suite 200 Space and the Suite 210 Space at market rent, and shall provide no greater than a “market” free rent amount.”

5.                                      Work Letter.  Exhibit C of the Second Amendment is hereby deleted in its entirety and replaced with Exhibit C attached hereto.

6.                                      Server Room Access.  Tenant acknowledges that McDermott Will Emery, LLC (“MWE”) has equipment which is located within the server room of the Premises.  Tenant will cooperate with and provide reasonable access during business hours to MWE from time to time to access their equipment for service or removal at a later date.

7.                                      Effectiveness of Third Amendment.  The effectiveness of this Third Amendment is conditioned upon the execution of a Lease Termination Agreement (the “Lease Termination Agreement”) concurrently herewith, between Delphix Corp. (“Delphix”) and Landlord, in a form acceptable to Landlord, in its sole discretion, whereby Delphix agrees to terminate its lease with respect to the Expansion Premises prior to the expiration date of the lease.

8.                                      Counterparts.  This Amendment may be executed in counterparts, each of which will constitute an original, but all of which together will constitute one and the same instrument.  The parties agree that a signed copy of this Third Amendment transmitted by one party to the other party(ies) by facsimile or electronic transmission will be binding upon the sending party to the same extent as if it had delivered a signed original of this Amendment.

9.                                      Miscellaneous.  All references in this Third Amendment to the Lease shall be deemed to refer to the Lease, as modified by the terms of this Third Amendment.  In the event of a conflict between the terms and provisions of the Lease and the terms and conditions of this Third Amendment, the terms and provisions of this Third Amendment shall prevail.  As amended herein, the Lease remains in full force and effect and is hereby ratified by the parties.

IN WITNESS WHEREOF, Landlord and Tenant have entered into this Third Amendment as of the Amendment Effective Date.

“LANDLORD”:

MIDDLEFIELD PARK, a California general partnership

By:	/s/ Richard M. Jacobsen
Name:	Richard M. Jacobsen
Title:	Managing Partner

“TENANT”

DERMIRA, INC., a
Delaware corporation

By:	/s/ Tom Wiggans
Name:	Tom Wiggans
Its:	CEO

By:	/s/ Andrew Guggenhime
Name:	Andrew Guggenhime
Its:	COO & CFO

EXHIBIT C

TENANT WORK LETTER

This Tenant Work Letter (“Tenant Work Letter”) sets forth the terms and conditions relating to the construction of improvements for the Expansion Space.  This Tenant Work Letter is attached as Exhibit C to that certain Third Amendment to Lease dated April 29, 2016 (the “Third Amendment”).  All references in this Tenant Work Letter to the “Lease” shall mean the relevant portions of the Lease as defined in the Third Amendment.

SECTION 1
TENANT IMPROVEMENTS

Landlord shall, at its sole cost, supervise the construction of tenant improvements (the “Tenant Improvements”) requested by Tenant and approved by Landlord in accordance with this Tenant Work Letter.  The scope of the initial Tenant Improvements (the “Initial Tenant Improvements”) shall consist of: (i) new carpet and paint in the Suite 50 Space; and (ii) new carpet and paint in the Suite 200 Space and the Suite 210 Space.  The scope of the access and non-structural reconfiguration Tenant Improvements (the “Access/Reconfiguration Tenant Improvements”) shall consist of: (a) the non-structural reconfiguration of certain offices and rooms in the Suite 200 Space, the Suite 210 Space, and the Suite 50 Space; (b) at Tenant’s election, an internal staircase between the Suite 150 Space and the Suite 50 Space (“Access TI”), the location of which shall be mutually acceptable to both Landlord and Tenant; and (c) potentially replacing Suite 50 exterior patio entry double doors with folding glass doors to widen the opening for hosted events.  The scope of the Tenant Improvements shall not include changes or modifications to the structure of the Building, the roof, and/or any base building system located in the Building.  Subject to Landlord’s obligation to pay for exterior code compliance (exterior being the common areas and path of travel to Building) at Landlord’s sole cost, the Tenant Improvements (including any building code upgrades required within the Premises as a result of the construction of the Tenant Improvements) shall be constructed by Contractor at Tenant’s sole cost.  The Tenant Improvements shall be constructed with materials and finishes consistent with the existing materials and finishes in the Building.  Landlord shall have the right to require the removal of the Tenant Improvements (or any portion thereof) and restoration of the Premises as a result thereof in accordance with Section 8 of the Lease Agreement; provided, however, Tenant shall provide Landlord with written notice at least one hundred twenty (120) days prior to the end of the term to ascertain whether Landlord will require the removal of the Access TI.

SECTION 2
CONSTRUCTION DRAWINGS

2.1                               Selection of Architect/Construction Drawings.  Tenant shall retain Fawni Hill as the architect (the “Architect”) to prepare the Construction Drawings for the Access/Reconfiguration Tenant Improvements.  If required by Landlord, Tenant shall retain engineering consultants designated by Landlord (the “Engineers”) to prepare all plans and engineering working drawings relating to the structural, mechanical, electrical, plumbing, HVAC, life-safety, and sprinkler work in the Expansion Space.  If Tenant is unsatisfied with the services provided by Architect or Engineer, Tenant may hire an alternate architect or engineer provided Tenant obtains Landlord’s prior written consent which shall not be unreasonably withheld or delayed.  The plans and drawings to be prepared by Architect and the Engineers hereunder shall be known collectively as the “Construction Drawings.”  All Construction Drawings shall comply with the drawing format and specifications determined by Landlord, and shall be subject to Landlord’s approval.  Tenant and Architect shall verify, in the field, the dimensions and conditions as shown on the relevant portions of the base building plans, and Tenant and Architect shall be solely responsible for the same, and Landlord shall have no responsibility in connection therewith.  Landlord’s review of the Construction Drawings as set forth in this Section 2, shall be for its own purpose and shall not imply Landlord’s review of the same, or obligate Landlord to review the same for quality, design, compliance with applicable laws or other like matters.  Accordingly, notwithstanding that any Construction Drawings are reviewed by Landlord or its space planner, architect, engineers and consultants, and notwithstanding any advice or assistance which may be rendered to Tenant by Landlord or

Landlord’s space planner, architect, engineers, and consultants, Landlord shall have no liability whatsoever in connection therewith and shall not be responsible for any omissions or errors contained in the Construction Drawings.

2.2                               Notification of Specifications for Initial Tenant Improvements.  On or before July 1, 2016, Tenant shall notify Landlord in writing of the specifications (including color and finishes) for the Initial Tenant Improvements.

2.3                               Space Plan.  In connection with the construction of the Access/Reconfiguration Tenant Improvements, Tenant shall cause Architect to prepare a space plan (“Space Plan”) for Suite 50 Space, at Tenant’s sole cost, which Space Plan shall include a layout and designation of all offices, rooms and other partitioning, their intended use, equipment to be contained therein, and at Tenant’s election, the Access TI, and Tenant shall deliver the Space Plan to Landlord for Landlord’s approval.  Tenant may elect to also include a space plan for Suite 200/210 Expansion Space or delay the initiation of the Suite 200/210 TI until some future date which shall be agreed to between Tenant and Landlord.  Landlord shall have no obligation to review any space plan for the Suite 200 Space and/or the Suite 210 Space until Tenant has waived its Termination Right (or the Termination Right has otherwise lapsed) as set forth in the Third Amendment.

2.4                               Final Working Drawings.  In connection with the construction of the Access/Reconfiguration Tenant Improvements, Tenant shall cause the Architect and the Engineers to complete the Construction Drawings for the Space Plan, and cause the Architect to compile a fully coordinated set of architectural, structural, mechanical, electrical and plumbing working drawings in a form which is complete to allow subcontractors to bid on the work and to obtain all applicable permits (collectively, the “Final Working Drawings”), and shall submit the same to Landlord for Landlord’s approval.

2.5                               Approved Working Drawings.  Landlord shall submit the Landlord-approved Final Working Drawings (the “Approved Working Drawings”) to the applicable local governmental agency for all applicable building permits necessary to allow the Contractor, (as defined below), to commence and fully complete the construction of the Tenant Improvements (collectively, the “Permits”), and, in connection therewith, Tenant shall coordinate with Landlord in all phases of the permitting process.  Tenant shall pay for all permit fees and costs, at Tenant’s sole cost.  No changes, modifications or alterations in the Approved Working Drawings may be made without the prior written consent of Landlord which shall not be unreasonably withheld or delayed.

2.6                               Time Deadlines.  Tenant shall cooperate with Architect, the Engineer, and Landlord to complete all phases of the Construction Drawings, the permitting process and to receive the Permits, and with the Contractor, for approval of the Cost Proposal, (as defined below) in a timely manner.  Tenant shall meet with Landlord on a weekly basis (or such other basis as Tenant and Landlord shall reasonably determine) to discuss Landlord’s progress in connection with the same.

SECTION 3
CONSTRUCTION OF THE TENANT IMPROVEMENTS

3.1                               Contractor.  A general contractor, under the supervision of Landlord, shall construct the Access/Reconfiguration Tenant Improvements (the “Contractor”).  Tenant shall select one of the following two (2) contractors to serve as Contractor, Brett Construction or Gidel and Kocal, and Landlord hereby approves each of the contractors listed in this sentence to serve as Contractor.  Tenant shall enter into all construction contract agreements directly with Contractor.  If Tenant is unsatisfied with the services provided by Contractor, Tenant may hire an alternate contractor provided Tenant obtains Landlord’s prior written consent which shall not be unreasonably withheld or delayed.  Landlord shall not be entitled to any supervision fee or management fee in connection with the construction of the Tenant Improvements.

3.2                               Cost Proposal.  After the Approved Working Drawings are signed by Landlord and Tenant and Tenant and Contractor have executed a construction agreement, Tenant will deliver to Landlord a copy of the cost proposal as agreed to by Tenant and Contractor (the “Cost Proposal”).

3.3                               Construction of Tenant Improvements by Contractor under the Supervision of Landlord.  Contractor shall construct the Tenant Improvements (under the supervision of Landlord) in a good and workmanlike manner in accordance with all applicable laws, and, with respect to the Access/Reconfiguration Tenant Improvements, in accordance with the Approved Working Drawings.  Landlord and Tenant shall work together in good faith with Architect and the Contractor to ensure that the construction of the Tenant Improvements do not trigger Title 24 code compliance upgrades.  Landlord, at its option, may post notices of non-responsibility or similar notices in or on the Premises in connection therewith.  Tenant shall at all times permit such notices to be posted in the Premises and remain posted in the Premises until Tenant Improvements are completed. To the extent the construction of the Tenant Improvements triggers building code compliance upgrades, Landlord shall be responsible for the cost of such changes to the extent the changes are located in the common areas of the Complex or the Building, and Tenant shall be responsible for the cost of such changes to the extent the changes are located within the Expansion Space or the Suite 150 Space.   Within ten (10) days after completion of construction of the Tenant Improvements, Tenant and Landlord shall cause the Contractor and the Architect to record a Notice of Completion in the office of the Recorder of San Mateo County in accordance with Section 3093 of the Civil Code of the State of California or any successor statute and furnish a copy thereof to Landlord upon recordation, failing which, Landlord may itself execute and file the same on behalf of Tenant as Tenant’s agent for such purpose.   In addition, Tenant, immediately after the Substantial Completion of the Access/Reconfiguration Tenant Improvements, shall have prepared and delivered to the Building management office a copy of the “as built” plans and specifications (including all working drawings) for the Access/Reconfiguration Tenant Improvements, together with a computer disk containing the Approved Working Drawings in AutoCAD (to the extent Tenant has the Approved Working Drawings in AutoCAD) and in PDF format.  If Landlord has the base building plans in AutoCAD format, Landlord shall provide the same to Tenant.

SECTION 4
SUBSTANTIAL COMPLETION

4.1                               Substantial Completion.  “Substantial Completion” of the Access/Reconfiguration Tenant Improvements shall occur upon the completion of construction of the Access/Reconfiguration Tenant Improvements pursuant to the Approved Working Drawings, with the exception of any punchlist items and any tenant fixtures, work-stations, built-in furniture, or equipment to be installed by Tenant.

SECTION 5
MISCELLANEOUS

5.1                               Tenant’s Representative.  Tenant has designated Stephen Cheng as its sole representative with respect to the matters set forth in this Tenant Work Letter, who shall have full authority and responsibility to act on behalf of the Tenant as required in this Tenant Work Letter.

5.2                               Landlord’s Representative.  Landlord has designated Milan Patel as its sole representative with respect to the matters set forth in this Tenant Work Letter, who, until further notice to Tenant, shall have full authority and responsibility to act on behalf of the Landlord as required in this Tenant Work Letter.  Jack Issa will act as Landlord’s representative in connection with the supervision of the construction of the Tenant Improvements.

5.3                               Time of the Essence in This Tenant Work Letter.  Unless otherwise indicated, all references herein to a “number of days” shall mean and refer to calendar days.  In all instances where Tenant is required to approve or deliver an item, if no written notice of approval is given or the item is not delivered within the stated time period, at Landlord’s sole option, at the end of said period the item shall automatically be deemed approved or delivered by Tenant and the next succeeding time period shall commence.